Exhibit 10.1

LETTER OF INTENT

THIS LETTER OF INTENT (the “LOI”), is entered into by and,

BETWEEN:  DARLINGTON MINES LTD., a Nevada corporation having an office at 20A, Time Centre 53-55
                     Hollywood Road, Central Hong Kong.

                    (“COMPANY”)

AND:

THE PULSE BEVERAGE CORPORATION, a Colorado corporation having an address of record located at 1624
                     Washington Street, Denver, Colorado 80203.

                      (“PULSE”)

BACKGROUND AND PURPOSE

WHEREAS, the Company is a publicly traded company on the United States OTC Markets (“OTC”) under the symbol DAML.

WHEREAS, Pulse The Pulse Beverage Corporation, or “the Company”, is a nutraceutical (or functional) beverage company that will manufacture, distribute and market the PULSE® brand of water-based beverage formulations. PULSE® is a beverage that contains functional ingredients that have been shown to promote health.  PULSE® is unique in that it was developed by Baxter Health Care Corporation (“Baxter”) to be scientifically effective in the recommended serving sizes and contains ingredients that are widely considered to be critial to adult health. The PULSE® beverage formulations were scientifically researched and formulated by Baxter and the Company has acquired all the formulations, rights and patents relating to the brand PULSE®.  Baxter Healthcare Corporation spent time developing and marketing the PULSE® product line.  PULSE® is the only nutraceutical (or functional) beverage that has been developed by a major healthcare company.  The Pulse Beverage Corporation, through their acquisition of the PULSE® brand is entitled to label its PULSE® product as follows: “Formulation developed under license from BAXTER HEALTHCARE CORPORATION”.

WHEREAS, the parties wish to enter into this Letter of Intent which states that, upon completion of the conditions as set forth herein and in a formal, definitive agreement, the Company and Pulse will enter into a share exchange transaction whereby the Company will acquire all of the shares of outstanding capital stock of Pulse in exchange for the issuance of a certain ownership interest in the Company to the shareholders of Pulse.

AGREEMENT

NOW, THEREFORE,  in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	This LOI constitutes a binding agreement with regard to the various matters set forth herein.

2.
The Company and Pulse agree that they will use their commercially reasonable efforts to enter into a definitive agreement containing substantially the same terms and provisions as set forth in this LOI within forty (40) days from the date of execution of this LOI (the “Definitive Agreement”).

3.
Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding capital stock of Pulse in exchange for the issuance to Pulse shareholders of 13,280,000 post-split shares of common stock of the Company  (the “Exchange”).  Upon Closing, Pulse shall become a wholly-owned subsidiary of the Company and Pulse shareholders shall own approximately 24% of the outstanding shares of the Company on a post-Closing basis.

4.
The closing of the Exchange (the “Closing”) shall occur on or before four (4) days from the date on which Pulse completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended, and the Company closing a financing of at least $1,000,000.  Immediately after the Closing, the Company will have 55,460,000 shares issued and outstanding.

5.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions for transactions of this nature.

6.	The execution of the Definitive Agreement and the Closing shall be subject to the approval of the Board of Directors of Pulse and the stockholders of Pulse.

7.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, each party may issue press releases in the ordinary course of business.

8.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Pulse and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

9.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects itself to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

10.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

11.	All references to currency in this LOI are references to the lawful currency of the United States of America.

12.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

13.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE: January 21, 2011

DARLINGTON MINES LTD.

/s/ Francis Chiew
Francis Chiew, President and CEO

THE PULSE BEVERAGE CORPORATION

/s/ Bruce Horton
Bruce Horton, President and CEO